Exhibit 3.1
CERTIFICATE OF INCORPORATION
of
GALAXY DIGITAL HOLDINGS INC.
(Pursuant to Section 388 of
the General Corporation Law of the State of Delaware)
Galaxy Digital Holdings Inc., for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does execute this certificate of incorporation and does hereby certify as follows:
FIRST:   The name of the Corporation is Galaxy Digital Holdings Inc. (the “Corporation”). The Corporation was domesticated pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”) by the filing of a Certificate of Domestication with the Secretary of State of the State of Delaware on [•].
SECOND:   This Certificate of Incorporation (this “Certificate of Incorporation”) shall be the Corporation’s certificate of incorporation in accordance with the provisions of Section 388 of the General Corporation Law. The effective date of this Certificate of Incorporation shall be the date it is filed with the Secretary of State of the State of Delaware.
THIRD:   This Certificate of Incorporation shall read in its entirety as follows:
1.   Name.   The name of the Corporation is Galaxy Digital Holdings Inc.
2.   Address; Registered Office and Agent.   The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
3.   Purposes.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
4.   Number of Shares.
4.1   The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,500,000,000 shares, consisting of: (i) 2,000,000,000 shares of Class A common stock, with the par value of $0.001 per share (the “Class A Common Stock”) and (ii) 500,000,000 shares of Class B common stock, with the par value of $0.001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”).
4.2   The number of authorized shares of any class of the Common Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange or redemption of all outstanding LP Units of GDH LP pursuant to Article 10 of the GDH LPA (assuming for this purpose that such exchange or redemption is settled in shares of Class A Common Stock) and (y) the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

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5.   Classes of Shares.   The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows, subject to Section 5.3:
5.1   Common Stock.
(i)   Voting Rights.
(1)   Subject to Section 5.2, each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and, subject to Section 5.2, each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.
(2)   (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or otherwise) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock and (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or otherwise) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof that would give rise to any separate class vote provided by this Section 5.1(i)(2) if such merger, consolidation or other business combination (x) constitutes a Disposition Event in which holders of LP Units are required to exchange such LP Units pursuant to Section 10.04(b) of the GDH LPA in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the GDH LPA as in effect prior to such Disposition Event and (y) provides for payments under or in respect of the tax receivable or similar agreement entered into by the Corporation from time to time with any holders of Common Stock and/or securities of GDH LP to be made in connection with any such merger, consolidation or other business combination in accordance with the terms of such tax receivable or similar agreement as in effect prior to such merger, consolidation or other business combination.
(3)   Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters.
(ii)   Dividends; Stock Splits or Combinations.
(1)   Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of stock ranking senior to or on parity with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.
(2)   Except as provided in Section 5.1(ii)(4) with respect to stock dividends, dividends of cash or property shall not be declared or paid on shares of Class B Common Stock.
(3)   Stock dividends paid on each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
(4)   In no event may any stock dividend, stock split, reverse stock split or other subdivision of stock, combination of stock, reclassification or recapitalization be declared

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or made on any shares of Class A Common Stock or Class B Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for the other class of Common Stock at the time outstanding is concurrently made in a manner that maintains the same proportionate economic, voting and other rights of the then outstanding shares of Class A Common Stock and Class B Common Stock and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all LP Units.
(iii)   Liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon a liquidation, dissolution or winding up of the Corporation, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to have their LP Units redeemed or exchanged for shares of Class A Common Stock in accordance with Section 10.01 of the GDH LPA (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
5.2   Regulatory Restrictions on Transfer; Redemption in Certain Circumstances.
(i)   Definitions.   For purposes of this Section 5.2, the following terms shall have the respective meanings specified herein:
(1)   “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.
(2)   “Contract” shall mean any note, bond, mortgage, indenture, lease, order, contract, commitment, agreement, arrangement or instrument, written or otherwise.
(3)   “Disqualified Person” shall mean any stockholder, other Owner or Proposed Transferee as to which clause (1) or (2) of Section 5.2(iii) is applicable.
(4)   “Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, option, warrant, right of first refusal, license, easement, adverse claim of Ownership or use, or other encumbrance of any kind.
(5)   “Excepted Holder” shall mean any Person for whom an Excepted Holder Limit is created by the Board pursuant to Section 5.2(v). The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Certificate of Incorporation or by the Board pursuant to Section 5.2(v), the percentage limit established for an Excepted Holder by this Certificate of Incorporation or by the Board pursuant to Section 5.2(v).
(6)   “Governmental Body” shall mean any government or governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any State, local or foreign government or any political subdivision, agency, commission, office, authority, or bureaucracy of any of the foregoing, including any court or arbitrator (public or private), whether now or hereinafter in existence.
(7)   “Legal Requirement” shall mean any (a) judgment, ruling, order, writ, injunction, decree, decision, determination or award of any Governmental Body, (b) law

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(including common law), statute, code, ordinance, rule, regulation, standard, requirement, guideline, policy or criterion, including any interpretation thereof, of or applicable to any Governmental Body, whether now or hereinafter in existence, (c) permit, authorization, consent, approval, registration, franchise, waiver, variance or license issued or granted by any Governmental Body or (d) binding Contract with any Governmental Body.
(8)   “Proceeding” shall mean any judgment, ruling, order, writ, injunction, decree, decision, determination, award, action, claim, citation, complaint, inspection, litigation, notice, arbitration or other proceeding of or before any Governmental Body.
(9)   “Proposed Transferee” shall mean any person presenting any shares of Common Stock for Transfer into such Person’s name or that otherwise is or purports to be a Transferee with respect to any shares of Common Stock.
(10)   “Redemption Date” shall mean the date fixed by the Board for the redemption of any shares of Common Stock pursuant to this Section 5.2.
(11)   “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is Owned, directly or indirectly, by the Corporation.
(12)   “Transfer” shall mean, with respect to any shares of Common Stock, any direct or indirect issuance, sale, gift, assignment, devise or other transfer or disposition of Ownership of such shares, whether voluntary or involuntary, and whether by merger or other operation of law, as well as any other event or transaction (including the making of, or entering into, any Contract including, any proxy or nominee agreement) that results or would result in the Ownership of such shares by a Person that did not possess such rights prior to such event or transaction. Without limitation as to the foregoing, the term “Transfer” shall include any of the following that results or would result in a change in Ownership: (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons, (c) the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement, (d) any exercise or disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable, (e) any disposition of any securities or rights convertible into or exercisable or exchangeable for such shares or any exercise of any such conversion, exercise or exchange right, and (f) Transfers of interests in other entities. Notwithstanding the foregoing, the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Certificate of Incorporation shall not be considered a Transfer. The term “Transferee” shall mean any Person that becomes an Owner of any shares of Common Stock as a result of a Transfer.
(13)   “Violation” shall mean (a) any Person Beneficially Owning more than 9.9% (or, in the case of an Excepted Holder, Beneficially Owning more than such Excepted Holder’s Excepted Holder Limit) of the aggregate outstanding shares of Common Stock on a fully diluted basis (including, for the avoidance of doubt, any LP Units Beneficially Owned by such Person for which there is not a corresponding issued and outstanding share of Class B Common Stock) (with the threshold percentage applicable to any Person being referred to herein as such Person’s “Violation Limit”), (b) any Person (or group of associated Persons) acquiring or having the power, directly or indirectly, to vote outstanding shares of Common Stock if that would require or result in the Person (or group of associated Persons) to file a change in control notice or similar filing with a Governmental Body respect to any Subsidiary, (c) any violation of, or any inconsistency with, any Legal Requirement applicable to the Corporation or any Subsidiary, (d) the loss of, or failure to secure or secure the reinstatement of, any permit, authorization, consent, approval, registration, franchise, waiver, variance or license issued or granted by

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any Governmental Body held or required by the Corporation or any Subsidiary, (e) the creation, attachment or perfection of any Encumbrance with respect to any property or assets of the Corporation or any Subsidiary, (f) the initiation of a Proceeding against the Corporation or any Subsidiary by any Governmental Body, (g) the effectiveness of any Legal Requirement that, in the judgment of the Board, is adverse to the Corporation or any Subsidiary or any portion of the business of the Corporation or any Subsidiary, or (h) any circumstance or event giving rise to the right of any Governmental Body to require the sale, transfer, assignment or other disposition of any property, assets or rights Owned or held directly or indirectly by the Corporation or any Subsidiary.
(ii)   Requests for Information.   If the Corporation has reason to believe that the Ownership, or proposed Ownership, of shares of Common Stock by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any shares of Common Stock (including any securities which are convertible or exchangeable for shares of Common Stock) by any other Person, result in any Violation, such stockholder, other Owner or Proposed Transferee, upon request of the Corporation, shall promptly furnish to the Corporation such information (including information with respect to citizenship, other Ownership interests and affiliations) as the Corporation may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of Common Stock by such stockholder, other Owner or Proposed Transferee could result in any Violation.
(iii)   Rights of the Corporation.   If (1) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Section 5.2(ii) within the period of time (including any applicable extension thereof) determined by the Board, or (2) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information pursuant to Section 5.2(ii), the Board concludes that effecting, permitting or honoring any Transfer or the Ownership of any shares of Common Stock, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Corporation to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Corporation may (a) refuse to permit any Transfer of shares of Common Stock that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person, (b) refuse to recognize any such Transfer effected or purported to have been effected, and in such case any such Transfer shall be deemed to have been void ab initio, (c) suspend those rights of stock Ownership the exercise of which could result in any Violation, (d) redeem any such shares in accordance with Section 5.2(iv), and/or (e) take all such other action as the Corporation may deem necessary or advisable in furtherance of the provisions of this Section 5.2(iii), including exercising any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any Disqualified Person.
(iv)   Redemption by the Corporation.   Notwithstanding any other provision of this Certificate of Incorporation to the contrary, but subject to any limitations imposed by law, Common Stock held by a Disqualified Person shall be redeemable at the option of the Corporation, by action of the Board, at any time if in the judgment of the Board it is required or advisable to take such action with respect to any shares of Common Stock of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee in order to prevent or cure a Violation (it being understood that when curing or preventing a Violation under Section 5.2(i)(13)(a), the Board shall only redeem or take such action with respect to the number of shares of Common Stock held (or proposed to be held) by a Person in excess of such Person’s Violation Limit); provided, however, that no such redemption may be effected that would result in there being no shares of Common Stock outstanding entitled to full voting powers. The terms and conditions of such redemption shall be as follows:
(1)   the redemption price of the shares to be redeemed pursuant to this Section 5.2(iv) shall be equal to $0.001 per share, which may be in the form of cash, or

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any debt or equity securities of the Corporation or any Subsidiary of the Corporation or any other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board in its sole discretion;
(2)   if less than all such shares are to be redeemed from a Disqualified Person, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board in its sole discretion;
(3)   from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the record holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption of such shares; and
(4)   such other terms and conditions as the Board shall determine in its sole discretion.
(v)   Excepted Holders.   The Board may exempt (proactively or retroactively) a Person from the restrictions contained in this Section 5.2, as the case may be, if it determines in good faith that such an exemption would not result in a Violation (after giving effect to such Excepted Holder’s Excepted Holder Limit, as applicable). The Board may establish or increase an Excepted Holder Limit for such Person as the Board determines to be appropriate, taking into account (1) any representations, covenants and undertakings as such Person may provide to the Corporation and (2) any facts or circumstances which may exist at such time such that effecting, permitting or honoring the Ownership of shares of Common Stock by such Person in an amount that is less than such Excepted Holder’s Excepted Holder Limit would not result in a Violation (after giving effect to such establishment or increase, as applicable, of such Excepted Holder’s Excepted Holder Limit).
(vi)   Specific Enforcement.   The Corporation is authorized specifically to seek equitable relief, including injunctive and necessary relief, to enforce the provisions of this Section 5.2. No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing as authorized by the Board. In the case of an ambiguity in the application of any of the provisions of this Section 5.2, the Board shall have the power to determine the application of the provisions of this Section 5.2, to any situation based on the facts known to it. In the event this Section 5.2 requires an action by the Board and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 5.2.
(vii)   Legends.   The Corporation shall, to the extent required by law, note on the certificates of the Common Stock that the shares represented by such certificates are subject to the restrictions set forth in this Section 5.2. If such shares are uncertificated, then the Corporation shall provide any notice required by the General Corporation Law or any other Legal Requirement.
6.   Class B Common Stock and LP Units.
6.1   Automatic Transfer of Shares of Class B Common Stock.   No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of LP Units to the same person in accordance with the provisions of the GDH LPA, as such agreement may be amended from time to time in accordance with the terms thereof. In the event that any outstanding share of Class B Common Stock ceases to be held directly or indirectly by a holder of an LP Unit as set forth in the books and records of GDH LP, such share of Class B Common Stock, if not transferred to another holder of LP Units in a manner

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that would result in such other holder holding an equal or greater number of LP Units than the number of shares of Class B Common Stock held by such other holder, shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation for no consideration and thereupon shall be retired.
6.2   To the extent that any holder of shares of Class B Common Stock exercises its right pursuant to Article 10 of the GDH LPA to have its LP Units redeemed by GDH LP in accordance with the GDH LPA, then simultaneous with the payment of cash or Class A Common Stock consideration to such holder by GDH LP (in the case of a redemption) or the Corporation (in the case of an election by the Corporation pursuant to the GDH LPA to effect a direct exchange with such holder) in accordance with the GDH LPA, the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging holder equal to the number of LP Units held by such holder that are redeemed or exchanged in such redemption or exchange transaction.
6.3   Reservation of Shares of Class A Common Stock.   The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance the redemption or exchange of LP Units, the number of shares of Class A Common Stock that are issuable upon redemption or exchange of LP Units, pursuant to Article 10 of the GDH LPA (assuming for this purpose that such redemption or exchange is settled in shares of Class A Common Stock). The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange or redemption of such LP Units will, upon issuance, be validly issued, fully paid and non-assessable.
6.4   Taxes.   The issuance of shares of Class A Common Stock upon the exercise by holders of LP Units of their right under Section 10.01 of the GDH LPA to exchange or redeem LP Units will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of such LP Units being exchanged or redeemed (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
6.5   Preemptive Rights.   To the extent LP Units are issued pursuant to the GDH LPA to anyone other than the Corporation or a wholly owned subsidiary of the Corporation (including pursuant to Section 9.02 (or any equivalent successor provision) of the GDH LPA), an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall be issued at par to the same Person to which such LP Units are issued, subject to receipt by the Corporation of a certificate or other agreement of such Person including certain representations as the Corporation may reasonably request.
7.   Board of Directors.
7.1   Number of Directors.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Subject to the terms of the Director Nomination Agreement (as long as such agreement is in effect), the total number of Directors which shall constitute the whole Board shall be fixed exclusively by resolutions adopted by the Board.
7.2   Election of Directors.   The Directors shall be elected at the Corporation’s annual meeting of stockholders, except as provided in Section 7.3 herein. Subject to the terms of the Director Nomination Agreement (including, without limitation, provisions thereof relating to the rights of the parties thereto to nominate individuals for election to the Board), any Director so elected shall hold office for a term expiring at the next annual general meeting or until his or her successor shall be duly elected and qualified, or until such Director’s earlier death, disqualification, resignation or removal. Directors need not be stockholders of the Corporation. Unless and

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except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot.
7.3   Vacancies and Newly Created Directorships.   Subject to the terms of the Director Nomination Agreement (as long as such agreement is in effect), and unless otherwise provided by law, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so elected shall hold office for a term expiring at the next annual general meeting or until his or her successor shall be duly elected and qualified, or until such Director’s earlier death, disqualification, resignation or removal.
7.4   Removal of Directors.   Any Director may be removed, with or without cause, by the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class.
8.   Stockholder Actions.
8.1   Action by Consent.   Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be effected without a meeting, without prior notice and without a vote by the consent in writing of the holders of a majority of the total voting power of the outstanding stock of Corporation entitled to vote thereon.
8.2   Meetings of Stockholders.   (i) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall determine.
(ii)   Special meetings of stockholders of the Corporation for any purpose or purposes may be called only (1) by or at the direction of the Board, (2) by or at the direction of the Chairperson, the Chief Executive Officer or the President, or (3) by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
8.3   No Cumulative Voting.   There shall be no cumulative voting in the election of directors.
9.   Business Combinations.
9.1   The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law.
9.2   Notwithstanding the foregoing, the Corporation shall not engage in any Business Combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
(i)   prior to such time, the Board approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or
(ii)   upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder Owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding

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voting stock Owned by the Interested Stockholder) those shares Owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii)   at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Corporation which is not Owned by the Interested Stockholder.
9.3   Solely for purposes of this Article 9, references to:
(i)   “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(ii)   “Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(iii)   “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:
(1)   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 9.2 of this Article 9 is not applicable to the surviving entity;
(2)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(3)   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the General Corporation Law; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (3) shall there be an increase in the Interested Stockholder’s proportionate

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share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(4)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is Owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or
(5)   any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(iv)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that, notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article 9, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.
(v)   “Interested Stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include the Continuing Founder LP, any of its Permitted Transferees or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an Interested Stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be Owned by the person but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(vi)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:
(1)   beneficially owns such stock, directly or indirectly; or
(2)   has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or

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options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
(3)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.
(vii)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(viii)   “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.
10.   Limitation of Liability.
10.1   To the fullest extent permitted under the General Corporation Law or any other law of the State of Delaware, as amended from time to time, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.
10.2   Neither the amendment or repeal of Section 10.1, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the General Corporation Law, any modification of law shall adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal, adoption or modification. If the General Corporation Law is amended after the date of filing this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
11.   Adoption, Amendment or Repeal of By-Laws.   In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, alter, amend or repeal the By-laws. The stockholders of the Corporation shall also have the power to adopt, alter, amend or repeal the By-laws; provided, however, that in addition to any greater or additional vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, alter, amend or repeal the By-laws.
12.   Adoption, Amendment and Repeal of Certificate.   The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Section 5.2 of Article 5, Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1 and 8.2 of Article 8 or Article 9, 11 or 12 may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless in addition to any greater or additional vote required by this Certificate of Incorporation or by law, such alteration,

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amendment, repeal or adoption is approved by the affirmative vote of the holders of 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class,.
13.   Severability.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
14.   Corporate Opportunity.
14.1   Certain Acknowledgement.   In recognition and anticipation that members of the Board from time to time who are not employees of the Corporation, GDH LP or any of their respective subsidiaries (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article 14 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders in connection therewith.
14.2   Competition and Corporate Opportunities; Renouncement.   No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation, in both his or her Director and officer capacities) or his or her Affiliates (the Persons identified above being referred to, collectively, as “Identified Persons” and, each individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 14.3 hereof. Subject to Section 14.3, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, Director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.
14.3   Allocation of Corporate Opportunities.   Notwithstanding the foregoing provision of this Article 14, the Corporation does not renounce its interest in any corporate opportunity offered

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to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person expressly and solely in his or her capacity as a Director or officer of the Corporation, and the provisions of Section 14.2 hereof shall not apply to any such corporate opportunity. In addition, notwithstanding anything to the contrary set forth herein, the provisions of this Section 14.3 shall not release any Person who is or was an employee of the Corporation, GDH LP or any of their respective subsidiaries from any obligations or duties that such Person may have pursuant to any other agreement that such Person may have with the Corporation, GDH LP or any such subsidiary.
14.4   Certain Matters Deemed Not Corporate Opportunities.   In addition to and notwithstanding the foregoing provisions of this Article 14, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
14.5   Notice.   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 14.
15.   Forum.
15.1   Unless the Corporation (through approval of the Board) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (iii) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (iv) any action or proceeding seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (v) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (vi) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
15.2   Unless the Corporation (through approval of the Board) consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
15.3   Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 15.
15.4   If any provision or provisions of this Article 15 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article 15 shall not in any way be affected or impaired thereby.
16.   Definitions.   As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

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(i)   “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (1) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (2) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholder Agreement (including any representatives of such stockholder serving on the Board).
(ii)   “Beneficial Ownership” (including the terms Beneficial Owner and “Beneficially Owning”) has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
(iii)   “Board” is defined in Section 5.1(ii)(1).
(iv)   “By-laws” is defined in Section 7.1.
(v)   “Certificate of Incorporation” is defined in the recitals.
(vi)   “Chairperson” means the Chairperson of the Board.
(vii)   “Chief Executive Officer” means the Chief Executive Officer of the Corporation.
(viii)   “Class A Common Stock” is defined in Section 4.1.
(ix)   “Class B Common Stock” is defined in Section 4.1.
(x)   “Common Stock” is defined in Section 4.1.
(xi)   “Continuing Founder LP” means Galaxy Group Investments LLC, a Delaware limited liability company.
(xii)   “Continuing LPs” means the Continuing Founder LP and the other existing limited partners of GDH LP immediately prior to the effectiveness of this Certificate of Incorporation (other than the Corporation).
(xiii)   “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the Ownership of voting securities, as trustee or executor, by contract or otherwise.
(xiv)   “Corporation” has the meaning set forth in the preamble.
(xv)   “Director” is defined in Section 7.1.
(xvi)   “Director Nomination Agreement” means the Director Nomination Agreement, dated as of [•], 2022, by and among Galaxy Digital Inc., the Continuing Founder LP and the other Persons who may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(xvii)   “Disposition Event” means any merger, consolidation or other Business Combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock that are generally entitled to vote in the election of Directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

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(xviii)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated pursuant thereto.
(xix)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.
(xx)   “Galaxy Digital Inc.” means Galaxy Digital Inc., a Delaware corporation (formerly known as “Galaxy Digital Pubco Inc.”) or any successor thereto.
(xxi)   “GDH LP” means Galaxy Digital Holdings LP, a Delaware limited liability company, or any successor thereto.
(xxii)   “GDH LPA” means the [Sixth] Amended and Restated Limited Partnership Agreement, dated as of [•], 2022, by and among the Continuing LPs, the Corporation, as general partner, and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(xxiii)   “General Corporation Law” is defined in the recitals.
(xxiv)   “Identified Person” is defined in Section 14.2.
(xxv)   “LP Unit” means a nonvoting limited partnership interest unit of GDH LP.
(xxvi)   “Non-Employee Directors” is defined in Section 14.1.
(xxvii)   “Ownership” shall mean, with respect to any shares of Common Stock, direct or indirect record ownership or Beneficial Ownership. The term “Owner” shall mean any Person that has or exercises Ownership with respect to any shares of Common Stock.
(xxviii)   “Permitted Transferee” means (1) any Person that is an Affiliate of such transferor, (2) in the case of any transferor that is a natural person (a) any Person to whom Common Stock is transferred from such transferor (x) by will or the laws of descent and distribution or (y) who is the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, descendant (including adoptive relationships with regards to the foregoing), heir, executor, administrator, testamentary trustee, legatee or beneficiary of such transferor, or (b) a trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such transferor and/or its Permitted Transferees under (a) above; provided that no “benefit plan investor” within the meaning of Section 3(42) of ERISA may be a Permitted Transferee, (3) any institution qualified as tax-exempt under Section 501(c)(3) of the Code or (4) a donor-advised fund or account that is maintained and operated by a sponsoring organization that is an institution qualified as tax-exempt under Section 501(c)(3) of the Code, where the transferring Partner retains advisory privileges with respect to the distribution of funds and the investment of assets in the fund or account.
(xxix)   “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
(xxx)   “President” means the President of the Corporation.
(xxxi)   “Stock Adjustment” is defined in Section 5.1(ii)(3).
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IN WITNESS WHEREOF, this Certificate of Incorporation of Galaxy Digital Holdings Inc. has been duly executed by the officer below this [•]th day of [•], 2022.
By:

Name: Michael Novogratz
Title:  Chief Executive Officer
[Signature Page to Galaxy Digital Holdings Inc. Certificate of Incorporation]